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                                                                   EXHIBIT 10.22

                           HEALTH FITNESS CORPORATION
                         2004/2005 EXECUTIVE BONUS PLAN

The Health Fitness Corporation Executive Bonus Plan for 2004 and 2005 is designed to provide an annual incentive bonus to executive officers based on the achievement of certain financial objectives, as well as achievement of personal objectives. The financial objectives are set annually by the Board of Directors. Payments under the bonus plan that are based on the achievement of financial objectives include the following performance criteria: revenue, earnings before interest, taxes, depreciation and amortization, and profit contribution before corporate overhead expenses.

The Chief Executive Officer and Chief Financial Officer may receive bonuses of between 17% and 45% of their base salary and other executive officers may receive between 10% and 37% of their base salary under this bonus plan. The level of bonus received corresponds with the Company achieving between 93% to 110% or more of budgeted financial objectives. No bonuses are earned on financial objectives for which the Company achieves less than 93% of the planned target.